Exhibit 10.1

URECOATS INDUSTRIES INC.
a Delaware corporation

RESTRICTED STOCK OPTION AGREEMENT

Timothy M. Kardok	January 1, 2003
6057 NW 77 th Drive Parkland, Florida 33067	No. R-2-03

THIS OPTION AGREEMENT ("Agreement") is made as of the date set forth above between Urecoats Industries Inc., a Delaware corporation (the "Company"), and Timothy M. Kardok (the "Optionee"). The option granted by this Agreement is designated a "Restricted Option":

1.  GRANT OF OPTION. Pursuant to and subject to the terms and conditions of the Agreement, the Company grants to the Optionee, the right and option (the "Option") to purchase at $ .95 per share on the terms and conditions hereinafter set forth all or any part of an aggregate of 23,684 shares of restricted common stock (the "Shares") of the currently authorized and unissued Common Stock, par value $.01 per share of Urecoats Industries Inc. The Option shall be exercisable, in whole or in part, during the period commencing with the date on which it is granted and ending on December 31, 2004.

2.  METHOD OF EXERCISE. The Option may be exercised pursuant thereto by written notice to the Company stating the number of Shares with respect to which the option is being exercised, together with payment in full, (a) in cash or certified check; (b) acknowledgement of cancellation of the Company's indebtedness to the Optionee for services or otherwise; or (c) any combination of the foregoing. If requested by the Board of Directors, prior to the delivery of any Shares, the Optionee shall supply the Board of Directors with a representation that the Shares are not being acquired with a view to unlawful distribution and will be sold or otherwise disposed of only in accordance with applicable federal and state statutes, rules and regulations.

As soon after the notice of exercise as the Company is reasonably able to comply, the Company shall, without payment of any transfer or issue tax by the Optionee, deliver to the Optionee or any such other person, at the main office of the Company or such other place as shall be mutually acceptable, a certificate or certificates for the Shares being purchased upon exercise of the Option. Notwithstanding the foregoing, the Company shall have the right to postpone the time of delivery of the Shares for such period as may be required for it with reasonable diligence to comply with any applicable listing requirements of any national securities exchange or any deferral, state or local law. The Optionee may exercise the Option for less than the total number of Shares for which the Option is then exercisable, provided that a partial exercise may not be for fewer than 25% percent of the total Shares, unless the remaining Shares exercisable under the Option is for less than 25% of the Shares. The Option may be exercisable for whole Shares only. The Shares issuable upon exercise shall be restricted shares as such terms are defined under the Securities Act of 1933, as amended, and the Rules promulgated thereunder, and shall be acquired for investment and not with a view to the unlawful distribution thereof.

3.  TERMINATION OF OPTION. The Option shall terminate and expire immediately and in total at either: termination of Optionee’s employment with the Company or the expiration date of the Option. In addition, the Option shall automatically terminate at the expiration of twelve (12) months after the date of death of the Optionee.

4.  ADJUSTMENTS. If there is any change in the capitalization of the Company affecting in any manner the number or kind of outstanding shares of Common Stock of the Company, whether by stock dividend, stock split, reclassification or recapitalization of such stock, or because the Company has merged or consolidated with one or more other corporations (and provided the Option does not thereby terminate pursuant to Section 5 hereof), then the number and kind of shares then subject to the Option and the price to be paid therefore shall be commensurately adjusted by the Board of Directors; PROVIDED, HOWEVER, that in no event shall any such adjustment result in the Company's being required to sell or issue any fractional shares. Any such adjustment shall be made without change in the aggregate purchase price applicable to the unexercised portion of the Option, but with an appropriate adjustment to the price of each Share or other unit of security covered by this Option.

5.  CESSATION OF CORPORATE EXISTENCE. Notwithstanding any other provision of this Option, upon the dissolution or liquidation of the Company, the reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation or the sale of substantially all the assets of the Company or the sale of more than 50% of the outstanding stock of the Company to another corporation or other entity, the Option granted hereunder shall terminate; provided, however, that: (i) each outstanding Option hereunder, for which no option has been tendered by the surviving corporation in accordance with all of the terms of provision (ii) below shall, at all times before the effective date of such dissolution or liquidation, merger or consolidation or sale of assets in which the Company is not the surviving corporation or sale of stock, shall be fully exercisable; or (ii) the surviving corporation shall tender to the Optionee, an option to purchase shares of the surviving corporation, and such new option or options shall contain such terms and provisions as shall be required to substantially preserve or confer the rights and benefits of this Option.

6.  NON-TRANSFERABILITY. The Option is not assignable or transferable by the Optionee, either voluntarily or by operation of law, otherwise than by will or by the laws of descent and distribution, and is exercisable, during the Optionee's lifetime, only by the Optionee. Upon any attempted transfer of this Option contrary to the provision hereof, the Board of Directors may, at its discretion, terminate this option.

7.  NO STOCKHOLDER RIGHTS. The Optionee or other person entitled to exercise this Option shall have no rights or privileges as a stockholder with respect to any Shares subject hereto until the Optionee or such person has become the holder of record of such Shares, and no adjustment (except such adjustment as may be effected pursuant to the provisions of Section 4 hereof) shall be made for dividends or distributions of rights in respect of such Shares if the record date is prior to the date on which the Optionee or such person becomes the holder of record.

8.  METHOD OF ACCEPTANCE. This Agreement is addressed to the Optionee in duplicate and shall not vest or be effective until the Optionee has executed the acceptance below and returned one copy to the Company, thereby acknowledging that he has read and agreed to all the terms and conditions of this Agreement.

Executed by the Company as of this 12 th day of February, 2003.

URECOATS INDUSTRIES INC. a Delaware corporation

By:	/s/ Michael T. Adams, Secretary

ACCEPTED:

("OPTIONEE")

/s/ Timothy M. Kardok	3/28/03
Timothy M. Kardok	Date